Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Broadmark Realty Capital, Inc. (File No. 333-236197) of our reports dated March 16, 2020 relating to the consolidated financial statements of Broadmark Realty Capital, Inc. (the “Company” or “Successor”) as of December 31, 2019 and for the period from November 15, 2019 to December 31, 2019 and the financial statements of the former Broadmark Entities (collectively, the “Predecessor”) as of December 31, 2018 and for the period from January 1, 2019 to November 14, 2019, and for each of the two years in the period ended December 31, 2018, appearing this Annual Report on Form 10-K of Broadmark Realty Capital, Inc. for year ended December 31, 2019.

/s/ Moss Adams LLP

Everett, Washington
March 16, 2020